Exhibit 10(kk)

Employment Arrangements with Certain Executive Officers

EFH Corp. has approved several changes in EFH Corp.’s compensation program for its executive officers, as described below. Except as modified below, the executive officers’ current employment agreements with Company remain in full force and effect.

Base Salary

Effective January 1, 2010, the Company has increased the base salary for certain of its executive officers as follows: Mr. David Campbell’s, Luminant’s Chief Executive Officer, base salary will increase to $700,000; Mr. Paul Keglevic’s, EFH Corp.’s Chief Financial Officer, base salary will increase to $650,000; Mr. Burke’s, Chief Executive Officer of TXU Energy, base salary will increase to $630,000; Mr. Mac McFarland’s, Luminant’s Chief Commercial Officer, base salary will increase to $600,000; and Mr. Robert Walters’, EFH Corp.’s General Counsel, base salary will increase to $600,000. These increases were made after considering relevant market compensation data and are effective as of January 1, 2010.

Executive Annual Incentive Plan

Effective January 1, 2010, the Company has increased the annual target award under the Energy Future Holdings Corp. Executive Annual Incentive Plan (AIP), which is computed as a percentage of base salary, from 75% to 85% for Messrs. Keglevic, Campbell, McFarland, Walters and James Burke. These increases are effective for the 2010 AIP award period.

Long Term Incentive

The Company has approved a new retention incentive award, which will be included by amendment in certain executive officers’ employment agreements (Retention Award). Under the terms of the Retention Award, each of Messrs. Keglevic, Campbell, McFarland, Burke and Walters (collectively, the Executive Officers) will be entitled to receive on September 30, 2012, to the extent such Executive Officer remains employed by EFH Corp. on such date (with customary exceptions for death, disability and leaving for “good reason” or termination without “cause”), an additional one-time, lump-sum cash payment equal to 75% of the aggregate AIP award received by such executive officer for fiscal years 2009, 2010 and 2011.

Stock Options

The Company has approved the grant of new stock options to certain executive officers under the Stock Option Plan with a strike price of $3.50 per share (the fair market value of each share on the date of grant) as set forth in the table below. Certain of these stock options will vest 100% on September 30, 2014 (Cliff-Vested Options) and certain of these stock options will vest 20% per year over a five-year period beginning September 30, 2009 (Time-Vested Options). In connection with the grant of these new stock options, certain executive officers surrendered to EFH Corp. a portion of their currently outstanding unvested performance-related stock options as set forth in the table below.

Executive Officer	Cliff-Vested Options	Time-Vested Options	Surrendered Options
David Campbell	800,000	800,000	800,000
Paul Keglevic	500,000	500,000	500,000
James Burke	490,000	200,000	490,000
Mac McFarland	400,000	400,000	400,000
Robert Walters	400,000	400,000	400,000